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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITOR'S REPORT

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To the Board of Directors of Glamis Gold Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Glamis Gold Ltd. of our report dated February 18, 2000 relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 1999 and 1998, and the related consolidated statements of operations, retained earnings (deficit), and cash flows for each of the years ended December 31, 1999, 1998 and 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Glamis Gold Ltd.





(Signed) KPMG LLP,
Chartered Accountants

Vancouver, Canada
June 19, 2000